Exhibit 99.1

NEWS RELEASE

Contact(s):	Media Inquiries:	Visteon Corporation
	Greg Gardner	Public Affairs
	313-755-0927	17000 Rotunda Drive
	ggardne9@visteon.com	Dearborn, MI 48120
Facsimile: 313-755-7983

Investor Inquiries:
Derek Fiebig
313-755-3699
dfiebig@visteon.com

Patrick Stobb
313-755-3357
pstobb@visteon.com

VISTEON CORPORATION REPORTS THIRD QUARTER RESULTS

DEARBORN, Mich., October 17, 2003 — Visteon Corporation (NYSE: VC) today announced a net loss of $168 million or $1.34 per share for the Third Quarter 2003, which includes expenses for the 2003 UAW labor contract ratification bonus and nominal special charges. This compares with a net loss of $52 million or $0.40 per share in the Third Quarter 2002, which also included special charges.

“The Third Quarter operating environment was especially difficult,” said Peter J. Pestillo, Visteon Chairman and Chief Executive Officer. “We faced extremely low production levels and the need to continue spending to improve our competitive position and on the launch of new business. Although we have been able to maintain a solid balance sheet, we recognize we must continue our efforts to improve profitability in today’s difficult environment. We are encouraged by the progress made in this year’s contract with the UAW and other initiatives underway within the company, but we must accelerate the pace of improvement.”

Visteon’s Third Quarter 2003 results include expenses of $41 million ($64 million before tax) for the $3,000 employee ratification bonus granted to the 20,000 UAW employees covered under the recently ratified four-year master agreement. As part of the agreement, Visteon and the UAW will negotiate a supplemental contract to address long-term competitive wages and other related matters. Discussions will begin during the fourth quarter.

First Nine Months Results

For the first nine months of 2003, Visteon reported a net loss of $350 million or $2.78 per share compared with a net loss of $318 million or $2.48 per share during the first nine months of 2002; both periods include special charges.

1.

NEWS RELEASE

In the first nine months of 2003, Visteon’s results included special charges of $191 million after tax associated primarily with the exit of its seating business, continued implementation of the European Plan for Growth, and other actions at its North American plants.

During the first nine months of 2002, Visteon’s results included special charges of $91 million and $265 million for the non-cash write-off for the value of goodwill associated with the adoption of Statement of Financial Accounting Standards No. 142.

Sales and Business Wins

Third Quarter 2003 sales totaled $3.9 billion, compared with $4.3 billion in the Third Quarter 2002. The decrease compared with a year ago reflects a 17% and 6% reduction in Ford’s North American and European volumes, respectively, and the exit of the company’s seating business. This reduction was offset partially by growth in non-Ford sales and the favorable impact of exchange rates. Non-Ford sales during the Third Quarter 2003 totaled $1.0 billion, up $113 million or 13% compared with the Third Quarter 2002. Non-Ford sales represented 26% of total sales in Third Quarter 2003, up from 21% for the same period in 2002.

Sales for first nine months of 2003 totaled $13.2 billion, down $651 million from the same period a year ago. This decrease compared with a year ago reflects an 11% reduction in Ford’s North American production, and the exit of the company’s seating business. This decrease was offset partially by higher non-Ford sales and favorable exchange rates. Non-Ford sales for the first nine months of 2003 totaled $3.0 billion, up $383 million, or 15% from the same period a year ago.

During the Third Quarter of 2003 Visteon won more than $380 million of net new business. For the first nine months of 2003 Visteon has now won nearly $600 million of net new business. Approximately two-thirds of this year’s wins were with customers other than Ford and nearly one-half of the wins were outside of North America. The company expects it will win a total of nearly $1 billion of net new business during 2003.

Cash and Liquidity

Visteon ended the quarter with $943 million in cash and marketable securities, up from $851 million at June 30, 2003. Cash flow was particularly strong during the quarter despite normal seasonal demands on working capital from model year change over and summer shutdowns in North America and Europe. The company ended the quarter with $1.8 billion of debt, and debt to capital was 40%.

2003 Outlook

“Although we believe the labor agreement will have a positive impact on Visteon moving forward, the near-term outlook continues to be challenging,” said Pestillo. “We expect Ford’s North American production in the Fourth Quarter to be higher than the Third Quarter, but below year-ago and historic levels. We also expect continued growth in non-Ford business. On balance, we expect stronger operating results in the Fourth Quarter than in the Third Quarter, and cash to remain at healthy levels.”

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 75,000 employees and a global delivery system of more than 180 technical, manufacturing, sales, and service facilities located in 25 countries.

2.

NEWS RELEASE

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Visteon’s business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

3.

VISTEON CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA
(in millions, except per share amounts, percentages and as noted)

			2003
			over/(under)
	2003		2002

	Third	First Nine	Third	First Nine
	Quarter	Months	Quarter	Months

Sales	(unaudited)
Ford and affiliates	$2,873	$10,186	$(573)	$(1,034)
Other customers	1,011	3,015	113	383

Total sales	$3,884	$13,201	$(460)	$(651)

Depreciation and amortization
Depreciation	$142	$426	$2	$6
Amortization	28	76	10	17

Total depreciation and amortization	$170	$502	$12	$23

Selling, administrative and other expenses	$262	$743	$55	$118
Loss before income taxes	$(264)	$(539)	$(186)	$(471)
Net loss
As reported	$(168)	$(350)	$(116)	$(32)
Before cumulative effect of change in accounting	(168)	(350)	(116)	(297)
Net loss per share (basic and diluted)
As reported	$(1.34)	$(2.78)	$(0.94)	$(0.30)
Before cumulative effect of change in accounting	(1.34)	(2.78)	(0.94)	(2.37)
Average diluted shares outstanding	125.7	125.8	(2.1)	(2.3)
Special charges (1)
Included in costs of sales	$1	$293	$(25)	$151
Included in selling, administrative and other expenses	1	6	1	6

Total pre-tax special charges	$2	$299	$(24)	$157

After-tax special charges, including effect of change in accounting	$1	$191	$(16)	$(165)
Special charges per share, based on average diluted shares outstanding above	$0.01	$1.52	$(0.12)	$(1.26)
Effective tax rate	36%	36%	—	—	pts
Capital expenditures	$238	$641	$76	$180
Cash provided by operating activities	$185	$117	$225	$(296)
Cash and borrowing (at end of period)
Cash and marketable securities		$943		$(58)
Borrowing		1,828		8

1- Special charges relate to restructuring and other actions, including the non-cash write down in the value of goodwill associated with the adoption of SFAS 142 of $265 million after-tax in the First Quarter 2002.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended September 30, 2003 and 2002
(in millions, except per share amounts)

	Third Quarter		First Nine Months

	2003	2002	2003	2002

		(unaudited)
Sales
Ford and affiliates	$2,873	$3,446	$10,186	$11,220
Other customers	1,011	898	3,015	2,632

Total sales	3,884	4,344	13,201	13,852
Costs and expenses (Notes 2 and 4)
Costs of sales	3,879	4,212	12,981	13,264
Selling, administrative and other expenses	262	207	743	625

Total costs and expenses	4,141	4,419	13,724	13,889
Operating income (loss)	(257)	(75)	(523)	(37)
Interest income	5	6	13	17
Interest expense	24	25	71	78

Net interest expense	(19)	(19)	(58)	(61)
Equity in net income of affiliated companies (Note 2)	12	16	42	30

Income (loss) before income taxes, minority interests and change in accounting	(264)	(78)	(539)	(68)
Provision (benefit) for income taxes	(99)	(33)	(209)	(35)

Income (loss) before minority interests and change in accounting	(165)	(45)	(330)	(33)
Minority interests in net income of subsidiaries	3	7	20	20

Income (loss) before change in accounting	(168)	(52)	(350)	(53)
Cumulative effect of change in accounting, net of tax (Note 11)	—	—	—	(265)

Net income (loss)	$(168)	$(52)	$(350)	$(318)

Basic and diluted income (loss) per share (Note 6)
Before cumulative effect of change in accounting	$(1.34)	$(0.40)	$(2.78)	$(0.41)
Cumulative effect of change in accounting (Note 11)	—	—	—	(2.07)

Basic and diluted	$(1.34)	$(0.40)	$(2.78)	$(2.48)

Cash dividends per share	$0.06	$0.06	$0.18	$0.18

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	September 30,	December 31,
	2003	2002

	(unaudited)
Assets
Cash and cash equivalents	$939	$1,204
Marketable securities	4	74

Total cash and marketable securities	943	1,278
Accounts receivable — Ford and affiliates	1,515	1,401
Accounts receivable — other customers	1,025	828

Total receivables, net	2,540	2,229
Inventories (Note 9)	860	878
Deferred income taxes	197	199
Prepaid expenses and other current assets	160	153

Total current assets	4,700	4,737
Equity in net assets of affiliated companies	197	191
Net property	5,634	5,443
Deferred income taxes	891	566
Other assets	217	233

Total assets	$11,639	$11,170

Liabilities and Stockholders’ Equity
Trade payables	$2,120	$2,083
Accrued liabilities	1,031	1,021
Income taxes payable	13	14
Debt payable within one year	400	348

Total current liabilities	3,564	3,466
Long-term debt	1,428	1,298
Postretirement benefits other than pensions	2,445	2,283
Other liabilities	1,461	1,142
Deferred income taxes	3	3

Total liabilities	8,901	8,192
Stockholders’ equity
Capital stock
Preferred stock, par value $1.00, 50 million shares authorized, none outstanding	—	—
Common stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 131 million and 129 million shares outstanding, respectively	131	131
Capital in excess of par value of stock	3,286	3,298
Accumulated other comprehensive loss (Note 10)	(7)	(140)
Other	(21)	(33)
Accumulated deficit	(651)	(278)

Total stockholders’ equity	2,738	2,978

Total liabilities and stockholders’ equity	$11,639	$11,170

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended September 30, 2003 and 2002
(in millions)

	First Nine Months

	2003	2002

	(unaudited)
Cash and cash equivalents at January 1	$1,204	$1,024
Cash flows provided by operating activities	117	413
Cash flows from investing activities
Capital expenditures	(641)	(461)
Purchases of securities	(48)	(484)
Sales and maturities of securities	118	447
Other	17	34

Net cash used in investing activities	(554)	(464)
Cash flows from financing activities
Commercial paper, net	(66)	(106)
Proceeds from issuance of other debt	356	93
Principal payments on other debt	(121)	(127)
Purchase of treasury stock	(5)	(15)
Cash dividends	(24)	(24)
Other	5	—

Net cash provided by (used in) financing activities	145	(179)
Effect of exchange rate changes on cash	27	14

Net decrease in cash and cash equivalents	(265)	(216)

Cash and cash equivalents at September 30	$939	$808

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1. Financial Statements

     The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments, including normal recurring adjustments, necessary for a fair statement of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the consolidated financial statements and accompanying notes included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission on February 14, 2003.

     Visteon Corporation (“Visteon”) is a leading, global supplier of automotive systems, modules and components. Visteon sells products primarily to global vehicle manufacturers, and also sells to the worldwide aftermarket for replacement and vehicle appearance enhancement parts. Visteon became an independent company when Ford Motor Company (“Ford”) established Visteon as a wholly-owned subsidiary in January 2000 and subsequently transferred to Visteon the assets and liabilities comprising Ford’s automotive components and systems business. Ford completed its spin-off of Visteon on June 28, 2000 (the “spin-off”). Prior to incorporation, Visteon operated as Ford’s automotive components and systems business.

NOTE 2. Selected Costs, Income and Other Information

Depreciation and Amortization

     Depreciation and amortization expenses are summarized as follows:

	Third Quarter		First Nine Months

	2003	2002	2003	2002

		(in millions)
Depreciation	$142	$140	$426	$420
Amortization	28	18	76	59

Total depreciation and amortization	$170	$158	$502	$479

Investments with Affiliates

     The following table presents summarized financial data for those affiliates accounted for under the equity method. The amounts represent 100% of the results of operations of these affiliates. Visteon reports its share of their net income in the line “Equity in net income of affiliated companies” on the Consolidated Statement of Income.

	Third Quarter		First Nine Months

	2003	2002	2003	2002

		(in millions)
Net sales	$375	$284	$1,000	$682
Gross profit	81	68	218	144
Net income	23	31	83	65

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 2. Selected Costs, Income and Other Information — (Continued)

United Auto Workers Union Labor Agreement

     Pursuant to an Hourly Employee Assignment Agreement, dated as of April 1, 2000, between Visteon and Ford, certain UAW-represented, hourly employees of Ford are currently assigned to work at Visteon facilities. Visteon reimburses Ford for the wage, benefit and other costs incurred by Ford related to these Ford-UAW employees. In September 2003, the United Auto Workers (“UAW”) union ratified a new four-year labor agreement with Ford, which provides, among other things, for the payment of a one-time $3,000 ratification bonus to each employee and increases in wages and benefits over the term of the agreement. Results for the third quarter of 2003 for the Automotive Operations and the Glass Operations include compensation and associated payroll tax expense related to this UAW bonus of $59 million and $5 million, respectively.

NOTE 3. Stock-Based Awards

     Starting January 1, 2003, Visteon began expensing the fair value of stock-based awards granted to employees pursuant to Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.” This standard was adopted on a prospective method basis for stock-based awards granted, modified or settled after December 31, 2002. For stock options and restricted stock awards granted prior to January 1, 2003, Visteon measures compensation cost using the intrinsic value method. If compensation cost for all stock-based awards had been determined based on the estimated fair value of stock options and the fair value set at the date of grant for restricted stock awards, in accordance with the provisions of SFAS 123, Visteon’s reported net income (loss) and income (loss) per share would have changed to the pro forma amounts indicated below:

	Third Quarter		First Nine Months

	2003	2002	2003	2002

	(in millions, except per share amounts)
Net income (loss), as reported	$(168)	$(52)	$(350)	$(318)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	2	—	6	3
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(4)	(4)	(14)	(12)

Pro forma net income (loss)	$(170)	$(56)	$(358)	$(327)

Income (loss) per share:
Basic and diluted — as reported	$(1.34)	$(0.40)	$(2.78)	$(2.48)
Basic and diluted — pro forma	$(1.35)	$(0.44)	$(2.85)	$(2.55)

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges

First Nine Months 2003 Actions

     Visteon recorded in operating results $2 million and $299 million of pre-tax special charges in the third quarter of 2003 and the first nine months of 2003, respectively, as summarized below.

	Third Quarter		First Nine Months

	Pre-tax	After-tax	Pre-Tax	After-tax

		(in millions)
Restructuring and other charges:
2003 actions	$11	$7	$91	$58
Adjustments to prior year’s expenses	(9)	(6)	(9)	(6)

Total restructuring and other charges	2	1	82	52
Loss related to seating operations *	—	—	217	139

Total special charges	$2	$1	$299	$191

*	First nine months 2003 amounts include $18 million related to operating losses between the effective date of the agreements (April 1, 2003) and the date the agreements were finalized (June 23, 2003).

Restructuring and Other Charges

     In the third quarter of 2003, Visteon recorded pre-tax charges of $11 million comprised of $7 million related to a program started in the second quarter of 2003 to involuntarily separate 570 hourly employees located in Germany, $1 million related to the separation of about 13 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002, and $3 million related to other minor actions. As of September 30, 2003, about 385 of the 570 hourly employees were separated. All of the other actions were substantially completed during the third quarter of 2003.

     Accrued restructuring liabilities relating to prior year’s restructuring actions of $9 million were credited to costs of sales in the third quarter of 2003, primarily as a result of reduced costs to complete the closure of the Markham, Ontario facility and the related employee separations.

     In the second quarter of 2003, Visteon recorded pre-tax charges of $49 million, comprised of $42 million related to the involuntary separation of 570 hourly employees located in Germany, $3 million related to the separation of about 93 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002, and $4 million related to other minor actions.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

     NOTE 4. Special Charges — (Continued)

     In the first quarter of 2003, Visteon recorded pre-tax charges of $31 million which includes $27 million related to the involuntary separation of about 135 U.S. salaried employees, the separation of about 35 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002, and the elimination of about 120 manufacturing positions in Mexico and other minor actions. Included in the $31 million pre-tax charge are $4 million of non-cash charges related to the write-down of a group of coiled spring and stamping equipment at our Monroe, Michigan, plant for which production activities will be discontinued and the future undiscounted cash flows are less than the carrying value of these fixed assets held for use. Visteon measured the impairment loss by comparing the carrying value of these fixed assets to the expected proceeds from disposal of the assets after completion of remaining production commitments. The above actions were substantially completed during the first quarter of 2003.

     Related to the special voluntary early retirement and separation program that was offered to U.S. salaried employees and recorded during the fourth quarter of 2002, about 295 of the 308 employees who accepted such packages were separated during the first nine months of 2003. The separation of the remaining U.S. salaried employees will take place at various times during the remainder of 2003.

Seating Operations

     During the second quarter of 2003, Visteon finalized an agreement with Ford Motor Company to transfer seat production located in Chesterfield, Michigan, to another supplier. As part of this agreement, about 1,470 Visteon-assigned Ford-UAW employees working at the Chesterfield, Michigan, facility transferred to Ford, and Visteon agreed to be responsible to reimburse Ford for the actual net costs of transferring seating production through June 2004, including costs related to Ford hourly employee voluntary retirement and separation programs that Ford is expected to implement, offset by certain cost savings expected to be realized by Ford. In addition, Visteon and the new supplier entered into a transitional services agreement under which Visteon would be reimbursed for certain engineering and other services.

     Included in costs of sales and our operating results for the first nine months of 2003 is $217 million related to the seating operations consisting of:

•	$114 million of payments to Ford for the estimated costs of separating approximately 650 hourly Ford-UAW employees under Ford employee retirement and separation programs expected to be implemented by Ford during the transition process;

•	$60 million of net other contractually-committed cost payments to Ford;

•	$25 million non-cash charge related to certain seating-related fixed assets, for which production activities will be discontinued and the future undiscounted cash flows are less than the carrying value of these fixed assets held for use. Visteon measured the impairment loss by comparing the carrying value of these fixed assets to the expected proceeds from disposal of the assets after completion of remaining production commitments.

•	$18 million related to operating losses incurred between the effective date of the agreement (April 1, 2003) and the date the agreements were finalized (June 23, 2003).

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges — (Continued)

     Based upon the terms in the agreement related to the $174 million of payments to Ford, Visteon expects to pay about $98 million at various times through September 30, 2004, with about $76 million related to the separation program costs expected to be paid annually in equal installments over ten years with interest. Payments made to Ford through September 30, 2003 totalled about $9 million. The ultimate costs and cash payments related to this agreement depend on several factors including the actual net costs incurred during the seating production transition phase that is expected to conclude by June 2004. The most critical factors that impact this are the ultimate actual costs incurred related to the relocation, re-deployment and/or employment termination of the 1,470 Visteon-assigned Ford-UAW employees, and the savings achieved by Ford (as defined in the agreement) resulting from resourcing production that will serve as an offset to the transition costs.

     The Hourly Employee Assignment Agreement between Visteon and Ford, entered into in connection with our separation from Ford, provides a mechanism for determining a cash settlement amount for postretirement health and life insurance benefits associated with Visteon-assigned Ford-UAW employees that transfer to Ford. Under this agreement, Ford will assume the retiree health and life benefits for such employees and Visteon will reimburse Ford an amount equal to the SFAS 106 actuarially determined accumulated projected benefit obligation that was transferred to Ford. The agreement also provides that if the reimbursement related to such transfers exceeds $10 million per year, then Visteon has the option to pay $10 million in the first year and pay the balance in succeeding years in annual installments of at least $5 million until the obligation is satisfied, with outstanding amounts bearing interest based on a variable rate equal to the 90-day Treasury Bill rate. During the second quarter of 2003, Visteon reclassified approximately $148 million in postretirement health and life insurance benefit obligations as a liability to Ford based on the estimated SFAS 106 actuarially determined accumulated projected benefit obligation associated with the 1,470 Visteon-assigned Ford-UAW employees working at the Chesterfield, Michigan facility that were transferred to Ford. This amount will be adjusted in the future based upon final actuarial valuation results. At September 30, 2003, about $138 million of this obligation is classified in the line “Other Liabilities” on the Consolidated Balance Sheet with the remainder in current accrued liabilities.

First Nine Months 2002 Actions

     Visteon recorded in costs of sales $26 million and $142 million of pre-tax special charges in the third quarter of 2002 and first nine months of 2002, respectively, as summarized below. In addition, Visteon recorded an impairment loss on goodwill of $363 million ($265 million after-tax) as a cumulative effect of change in accounting principle in the first quarter of 2002 as discussed further in Note 11.

	Third Quarter		First Nine Months

	Pre-tax	After-tax	Pre-Tax	After-tax

		(in millions)
Restructuring and other charges:
2002 actions*	$26	$17	$121	$78
Adjustments to prior year’s expenses	—	—	(5)	(3)

Total restructuring and other charges	26	17	116	75
Loss related to sale of restraint electronics business	—	—	26	16

Total special charges	$26	$17	$142	$91

*	First nine months of 2002 amount includes $5 million related to the write-down of inventory.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

     NOTE 4. Special Charges — (Continued)

     During the third quarter of 2002, Visteon began implementation of a comprehensive restructuring plan in Europe. Under the plan, Visteon and its unions in Europe expect to implement a number of restructuring actions of manufacturing operations in the UK, Germany and France. Visteon recorded a pre-tax charge of $26 million in costs of sales related to this plan in the third quarter of 2002. Of this charge, $10 million is related to the separation of about 138 hourly employees located at Visteon’s plants in Germany through a special voluntary retirement and separation program. The remaining $16 million is a non-cash impairment charge related to a group of machinery and equipment in Europe for which production activities will be discontinued and the related future undiscounted cash flows are less than the carrying value of these assets held for use. Visteon measured the impairment loss by comparing the carrying value of these fixed assets to the expected proceeds from disposal of the assets after completion of remaining production commitments.

     Effective April 1, 2002, Visteon completed the sale of its restraint electronics business to Autoliv, Inc. for $25 million, resulting in a pre-tax charge in the first quarter of 2002 of $26 million ($16 million after-tax) recorded in costs of sales. The sale includes Visteon’s North American and European order book of approximately $150 million in annual sales to Ford Motor Company and its affiliates, and associated manufacturing operations in Markham, Ontario, as well as related assets and liabilities. As part of the sale, approximately 280 employees from Markham and about 95 engineers from Dearborn, Michigan, transferred to Autoliv.

     In the first quarter of 2002, Visteon recorded pre-tax charges of $95 million related to the separation of 820 employees at Markham, Ontario, as a result of the company’s decision to move nearly all of the non-restraint electronics business to facilities in Mexico, the elimination of about 215 engineering positions in the United States to reduce research and development costs, the closure of our Visteon Technologies facility in California and the related discontinuation of support for our aftermarket navigation systems product line, the closure of our Leatherworks facility in Michigan and the elimination of about 240 manufacturing positions in Mexico. Included in the $95 million pre-tax charge are $12 million of non-cash charges related to the write-down of equipment to be disposed of and the write-down of aftermarket navigation systems inventory. The engineering-related and Mexican manufacturing-related separations, and the closure of Visteon Technologies, were completed in the first quarter of 2002. The Leatherworks facility was closed in the third quarter of 2002. Visteon completed moving all of the non-restraint electronics business to other facilities and separated substantially all Markham employees by the end of 2002.

     Accrued restructuring liabilities relating to 2001 restructuring actions of $5 million were credited to costs of sales in the first quarter of 2002, reflecting a change in estimated costs to complete these activities.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges — (Continued)

Restructuring Reserve Activity

     Reserve balances of $39 million and $37 million at September 30, 2003 and December 31, 2002, respectively, are included in current accrued liabilities on the accompanying balance sheets. The September 30, 2003 reserve balance of $39 million includes $3 million related to 2002 actions. The following table does not include costs and expenses associated with the transfer of the seating operations.

	Automotive Operations		Glass Operations

	Employee-Related	Other	Employee-Related	Total

	(in millions)
December 31, 2002 reserve balance	$36	$—	$1	$37
First quarter 2003 actions:
Included in costs of sales	21	4	1	26
Included in selling, administrative and other expenses	5	—	—	5
Second quarter 2003 actions:
Included in costs of sales	49	—	—	49
Third quarter 2003 actions:
Included in costs of sales	10	—	—	10
Included in selling, administrative and other expenses	1	—	—	1
Adjustments to prior year’s expenses	(8)	—	(1)	(9)

Total expense	78	4	—	82
Foreign currency translation	4	—	—	4
Utilization	(79)	(4)	(1)	(84)

September 30, 2003 reserve balance	$39	$—	$—	$39

     Utilization in the first nine months of 2003 of $84 million includes $19 million incurred related to special pension and other postretirement benefits, $61 million of cash payments mainly for severance pay and $4 million related to the non-cash write-down of certain plant assets.

NOTE 5. Debt

     Visteon has financing arrangements with a syndicate of third-party lenders that provide contractually committed, unsecured revolving credit facilities (the “Credit Facilities”). Our 364-day revolving credit facility, in the amount of $530 million, expires in June 2004. In addition to our 364-day revolving facility, we continue to have a revolving credit facility in the amount of $775 million that expires in June 2007. The Credit Facilities also provide for a delayed draw term loan in the amount of $250 million, expiring in 2007, which will be used primarily to finance new construction for facilities consolidation in Southeast Michigan. Borrowings under the Credit Facilities bear interest based on a variable rate interest option selected at the time of borrowing. The Credit Facilities contain certain affirmative and negative covenants including a covenant not to exceed a certain leverage ratio.

     During the second and third quarters of 2003, Visteon made draws against the delayed draw term loan, resulting in outstanding borrowings of $104 million at September 30, 2003. As of September 30, 2003, there were no amounts outstanding under either of the revolving credit facilities.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 6. Income (Loss) Per Share of Common Stock

     Basic income (loss) per share of common stock is calculated by dividing reported net income (loss) by the average number of shares of common stock outstanding during the applicable period, adjusted for restricted stock. The calculation of diluted income (loss) per share takes into account the effect of dilutive potential common stock, such as stock options, and contingently returnable shares, such as restricted stock.

	Third Quarter		First Nine Months

	2003	2002	2003	2002

	(in millions, except per share amounts)
Numerator:
Net income (loss)	$(168)	$(52)	$(350)	$(318)

Denominator:
Average common stock outstanding	130.7	130.5	130.3	130.6
Less: Average restricted stock outstanding	(5.0)	(2.7)	(4.5)	(2.5)

Basic shares	125.7	127.8	125.8	128.1
Net dilutive effect of restricted stock and stock options	—	—	—	—

Diluted shares	125.7	127.8	125.8	128.1

Income (loss) per share:
Basic	$(1.34)	$(0.40)	$(2.78)	$(2.48)
Diluted	$(1.34)	$(0.40)	$(2.78)	$(2.48)

     For the third quarter of 2003, third quarter of 2002, first nine months of 2003 and first nine months of 2002 potential common stock of about 1,030,000; 551,000; 751,000 and 658,000 shares, respectively, are excluded as the effect would have been antidilutive.

NOTE 7. Variable Interest Entities

     In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. Consolidation of previously existing variable interest entities for which Visteon is considered the primary beneficiary, if any, will be required in the fourth quarter of 2003. We do not anticipate the effect of adopting FIN 46 on Visteon’s results of operations or financial position will be material.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 7. Variable Interest Entities — (Continued)

     From June 30, 2002, a variable interest entity owned by an affiliate of a bank is included in Visteon’s consolidated financial statements. This entity was established in early 2002 to build a leased facility for Visteon to centralize customer support functions, research and development and administrative operations. Construction of the facility is planned to be completed in 2004 at a cost of about $250 million, with initial occupancy starting in mid-2004. The lease agreement requires Visteon to make lease payments after construction is completed based upon the cost of the facility and a variable interest rate. The lease term expires in 2017, at which time Visteon is required to either purchase the facility at a price equal to the cost of the facility or renew the lease on terms mutually acceptable to Visteon and the lessor. Consolidation of this entity was based on an assessment that Visteon is subject to a majority of the risk of loss from the variable interest entity’s activities and is entitled to receive a majority of the entity’s residual returns. This assessment included consideration of the terms of the lease agreement, the amount of the owner’s equity investment at risk and that Visteon is the source of the entity’s debt financing through the delayed draw term loan arrangement provided for under the Credit Facilities discussed further in Note 5. As of September 30, 2003, this entity has incurred about $91 million in expenditures related to this facility.

NOTE 8. Guarantees

     In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. As of September 30, 2003, the effect of adopting FIN 45 on Visteon’s results of operations and financial position was not material.

     A reconciliation of changes in the product warranty liability is summarized as follows:

First Nine Months

2003

(in millions)
Beginning balance	$17
Accruals for products shipped	15
Accruals for pre-existing warranties (including change in estimates)	14
Settlements	(10)

Ending balance	$36

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 9. Inventories

     Inventories are summarized as follows:

	September 30,	December 31,
	2003	2002

	(in millions)
Raw materials, work-in-process and supplies	$719	$743
Finished products	141	135

Total inventories	$860	$878

U.S. inventories	$506	$548

NOTE 10. Comprehensive Income (Loss)

     Comprehensive income (loss) is summarized as follows:

	Third Quarter		First Nine Months

	2003	2002	2003	2002

		(in millions)
Net (loss)	$(168)	$(52)	$(350)	$(318)
Change in foreign currency translation adjustments	35	(16)	120	115
Other	(4)	(3)	13	(17)

Total comprehensive (loss)	$(137)	$(71)	$(217)	$(220)

     Accumulated other comprehensive loss is comprised of the following:

	September 30,	December 31,
	2003	2002

	(in millions)
Foreign currency translation adjustments	$58	$(62)
Realized and unrealized gains/(losses) on derivatives, net of tax	5	(8)
Unrealized loss on marketable securities, net of tax	(1)	(1)
Minimum pension liability, net of tax	(69)	(69)

Total accumulated other comprehensive loss	$(7)	$(140)

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 11. Accounting Change

     Effective January 1, 2002, Visteon adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 142 no longer permits amortization of goodwill and establishes a new method of testing goodwill for impairment by using a fair-value based approach. Under previous accounting standards, Visteon evaluated goodwill for possible impairment by comparing operating income before amortization of goodwill to the amortization recorded for each of the acquired operations to which the goodwill related. Goodwill is related primarily to the acquisition of the interiors division of Compagnie Plastic Omnium and the increase of Visteon’s ownership in Halla Climate Control Corporation to 70% by purchasing an additional 35%, both of which occurred in 1999.

     SFAS 142 requires goodwill to be evaluated for possible impairment as of January 1, 2002, and periodically thereafter, using a fair-value approach. An initial test for goodwill impairment using a fair-value approach was performed for the Automotive Operations reporting unit by comparing the estimated fair value of our Automotive Operations reporting unit to its net book value. Visteon’s stock market capitalization, as well as market multiples and other factors, were used as the basis for determining the fair value of the Automotive Operations reporting unit. Because the fair value of the Automotive Operations reporting unit was considered less than its net book value, Visteon recorded an impairment loss on goodwill of $363 million ($265 million after-tax) as a cumulative effect of change in accounting principle in the first quarter of 2002. The pre-tax impairment loss consists of $357 million of net goodwill as of December 31, 2001, and $6 million reclassified to goodwill related to certain acquired intangible assets, as required by SFAS 142.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 12. Segment Information

     Visteon’s reportable operating segments are Automotive Operations and Glass Operations. Income (loss) before income taxes is the primary profitability measure used by our chief operating decision-makers, both including and excluding the effect of special charges. Special charges are discussed further in Notes 4 and 11. Financial information for the reportable operating segments is summarized as follows:

	Automotive	Glass	Total
	Operations	Operations	Visteon

		(in millions)
Third Quarter
2003:
Sales	$3,753	$131	$3,884
Income (loss) before taxes	(260)	(4)	(264)
Net income (loss)	(166)	(2)	(168)
Special charges before taxes	3	(1)	2
Special charges after taxes	2	(1)	1
Total assets, end of period	11,359	280	11,639
2002:
Sales	$4,191	$153	$4,344
Income (loss) before taxes	(86)	8	(78)
Net income (loss)	(58)	6	(52)
Special charges before taxes	26	—	26
Special charges after taxes	17	—	17
Total assets, end of period	10,890	279	11,169
First Nine Months
2003:
Sales	$12,763	$438	$13,201
Income (loss) before taxes	(546)	7	(539)
Net income (loss)	(356)	6	(350)
Special charges before taxes	299	—	299
Special charges after taxes	191	—	191
Total assets, end of period	11,359	280	11,639
2002:
Sales	$13,388	$464	$13,852
Income (loss) before taxes	(94)	26	(68)
Net income (loss)	(336)	18	(318)
Special charges before taxes	144	(2)	142
Special charges after taxes	357	(1)	356
Total assets, end of period	10,890	279	11,169

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 13. Litigation and Claims

     Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against Visteon, including those arising out of alleged defects in Visteon’s products; governmental regulations relating to safety; employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; and environmental matters. Some of the foregoing matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

     Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by Visteon for matters discussed in the foregoing paragraph where losses are deemed probable; these reserves are adjusted periodically to reflect estimates of ultimate probable outcomes. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to Visteon and could require Visteon to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at September 30, 2003. Visteon does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on our financial condition, results of operations or cash flows, although such an outcome is possible.